Exhibit 99.1

Epizyme Reports Second Quarter 2022 Financial Results and Provides Business Update

TAZVERIK® (tazemetostat) Net Product Revenue of $11.0 Million for 2Q 2022; Total End User Demand Grew 17% vs. 1Q 2022

First Patient Dosed in the SET-101 Phase 1/1b Study of EZM0414, the Company’s Novel, First-in-Class, Oral SETD2 Inhibitor

Merger with Ipsen Expected to Close in 3Q 2022

CAMBRIDGE, Mass., August 9, 2022 – Epizyme (Nasdaq: EPZM), a fully integrated, commercial-stage biopharmaceutical company developing and delivering transformative therapies for cancer patients against novel epigenetic targets, today reported second quarter 2022 financial results and provided a business update.

“I am pleased with the progress we made as an organization in the second quarter. In addition to the growth of TAZVERIK net product revenue, we are continuing to advance several of our tazemetostat clinical studies, and we also dosed the first patient in the Phase 1 portion of our SET-101 study with our SETD2 inhibitor candidate. For TAZVERIK, we saw double-digit quarter-over-quarter growth in total end user demand and continued improvement in key metrics suggesting greater prescriber understanding and adoption of TAZVERIK, consistent with our label,” said Grant Bogle, President and Chief Executive Officer. “Most importantly, the quarter brought with it news of Epizyme’s decision to enter into a definitive merger agreement with Ipsen. Through this merger, we expect continued investment in our epigenetic pipeline for the benefit of patients.”

Recent Progress

•	TAZVERIK® commercial progress:

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TAZVERIK generated net product revenue of $11.0 million for the second quarter of 2022, including $8.9 million related to TAZVERIK commercial net sales, representing an increase of approximately 10% when compared to $8.1 million in the first quarter of 2022. Sales of TAZVERIK commercial product for third-party pharmaceutical company use in clinical trials was $2.1 million in the second quarter of 2022.

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Total end user demand grew 17% in the second quarter of 2022 when compared to the first quarter of 2022, which includes commercial demand and free goods supplied through Epizyme’s patient assistance program. Commercial demand grew 8% when compared to the first quarter of 2022.

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The amount of free goods supplied to patients through the patient assistance program was approximately 22% of total end user demand for the second quarter of 2022 as compared to approximately 15% in the first quarter of 2022. The free goods level in the second quarter of 2022 was consistent with the second quarter of 2021.

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First patient dosed in the Phase 1 portion of the SET-101 Phase 1/1b study of EZM0414 in multiple myeloma (MM): Dosing of the first patient was recently completed in SET-101, the Phase 1/1b study of EZM0414, Epizyme’s novel, first-in-class, oral SETD2 inhibitor candidate, which is being developed for the treatment of adult patients with relapsed/refractory (R/R) MM and R/R diffuse large B-Cell lymphoma (DLBCL).

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Merger with Ipsen: In June, Ipsen and Epizyme executed a definitive merger agreement under which Ipsen has initiated a tender offer to acquire all outstanding shares of Epizyme for $1.45 per share, plus a contingent value right (CVR) of $1.00 per share. The merger is expected to close by the end of the third quarter of 2022 (subject to the satisfaction of all closing conditions). Additional details can be found in the announcement press release as well as in Epizyme’s recent SEC filings.

Tazemetostat Clinical Updates

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Presented updates from SYMPHONY-1 tazemetostat + R² combination study in R/R follicular lymphoma (FL) at ASCO 2022: In June, Epizyme presented updated safety and activity data from the Phase 1b portion of the SYMPHONY-1 study at the 2022 American Society of Clinical Oncology (ASCO) Annual Meeting. The Phase 1b portion of the study showed continued improvement in both objective and complete response rates, as well as response data for a subgroup of patients who are rituximab-refractory and/or relapsed within 24 months (POD24). The study is open for enrollment globally, and Epizyme anticipates providing longer term follow-up data from the Phase 1b portion of the study at a medical conference later this year.

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CELLO-1 Phase 1b/2 study has completed enrollment; updated safety run-in data expected later in 2022: The Phase 2 randomized portion of the CELLO-1 study (EZH-1101), which is evaluating tazemetostat plus enzalutamide compared to enzalutamide monotherapy in metastatic castration-resistant prostate cancer patients, has completed enrollment with a total of 80 patients. Epizyme expects to present updated data from the safety run-in portion later in 2022.

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LYSA Phase 1/2 combination study has completed enrollment; top-line results expected later in 2022: Enrollment in both the DLBCL and FL arms of this study is complete. The Lymphoma Study Association (LYSA) study is a Phase 1/2 combination study of tazemetostat with R-CHOP in high-risk, front-line FL and DLBCL patients. Epizyme, in collaboration with LYSA, anticipates sharing top-line results from the Phase 2 portion of the study later in 2022.

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ARIA hematological basket study (EZH-1501) open for enrollment: The Company continues to screen patients for ARIA, the Phase 1b/2 basket study evaluating tazemetostat combinations in patients with hematological malignancies.

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Updates on tazemetostat development in China: On August 1, Epizyme’s collaboration partner, HUTCHMED, announced the initiation of a bridging study of tazemetostat in China with the first patient dosed on July 29, 2022. This multicenter, open-label, Phase 2 study will evaluate the efficacy, safety, and pharmacokinetics of tazemetostat for the treatment of patients with R/R FL.

Second Quarter 2022 Financial Results

•	Cash Position: Cash, cash equivalents and marketable securities were $144.4 million as of June 30, 2022, compared to $199.7 million as of March 31, 2022.

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Revenue: Total revenue was $27.5 million for the second quarter of 2022, an increase of 112% vs. $13.0 million for the second quarter of 2021. Total revenue for the second quarter of 2022 consisted of $11.0 million of net product revenue and $16.5 million of collaboration and other revenue. The net product revenue was comprised of $8.9 million in commercial net sales of TAZVERIK and $2.1 million of TAZVERIK related to the sale of commercial product by one of the Company’s customers to a third-party pharmaceutical company for use in its clinical trials. Net product revenue of TAZVERIK in the U.S. in the second quarter of 2022 increased 38% vs. $8.0 million for the second quarter of 2021. The $16.5 million of collaboration and other revenue was recognized under our license agreement with HUTCHMED, $11.8 million of which related to the recognition of revenue that had previously been deferred.

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Operating Expenses: Total GAAP operating expenses were $57.3 million for the second quarter of 2022, a decrease of 20% vs. $71.2 million for the second quarter of 2021, reflecting focused efforts on streamlining operations. Total non-GAAP adjusted operating expenses were $51.6 million for the second quarter of 2022, compared to $63.2 million for the second quarter of 2021.

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R&D expenses: GAAP R&D expenses were $28.1 million for the second quarter of 2022, a 19% decrease compared to $34.9 million for the second quarter of 2021. Non-GAAP adjusted R&D expenses were $26.5 million for the second quarter of 2022, compared to $32.7 million for the second quarter of 2021.

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SG&A expenses: GAAP SG&A expenses were $24.1 million for the second quarter of 2022, compared to $33.9 million for the second quarter of 2021, representing a 29% decrease following the previously announced operating expense and workforce reductions. Non-GAAP adjusted SG&A expenses were $21.0 million for the second quarter of 2022, compared to $29.1 million for the second quarter of 2021.

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Net Loss (GAAP): Net loss attributable to common stockholders was $35.7 million, or $0.21 per share, for the second quarter of 2022, compared to $64.4 million, or $0.63 per share, for the second quarter of 2021.

•	A reconciliation of non-GAAP adjusted financial measures directly comparable to GAAP financial measures is presented in the table attached to this press release.

About Non-GAAP Financial Measures

In addition to financial information prepared in accordance with the U.S. generally accepted accounting principles (GAAP), this press release includes the following non-GAAP financial measures: total non-GAAP adjusted operating expenses on a historical basis, non-GAAP adjusted R&D expenses on a historical basis and non-GAAP adjusted SG&A expenses on a historical basis. Epizyme derives these non-GAAP financial measures by excluding certain expenses and other items from the respective GAAP financial measure that is most directly comparable to each non-GAAP financial measure. Specifically, the non-GAAP financial measures exclude stock-based compensation expense and depreciation and amortization of intangibles. The Company’s management believes that these non-GAAP financial measures are useful to both management and investors in analyzing its ongoing business and operating performance. Management does not intend the presentation of these non-GAAP financial measures to be considered in isolation or as a substitute for results prepared in accordance with GAAP, but as a complement to provide greater transparency. In addition, these non-GAAP financial measures may differ from similarly named measures used by other companies.

About TAZVERIK® (tazemetostat)

TAZVERIK is a methyltransferase inhibitor indicated for the treatment of:

•	Adults and pediatric patients aged 16 years and older with metastatic or locally advanced epithelioid sarcoma not eligible for complete resection.

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Adult patients with relapsed or refractory follicular lymphoma whose tumors are positive for an EZH2 mutation as detected by an FDA-approved test and who have received at least two prior systemic therapies.

•	Adult patients with relapsed or refractory follicular lymphoma who have no satisfactory alternative treatment options.

These indications are approved under accelerated approval based on overall response rate and duration of response. Continued approval for these indications is contingent upon verification and description of clinical benefit in confirmatory studies.

The most common (≥20%) adverse reactions in patients with epithelioid sarcoma are pain, fatigue, nausea, decreased appetite, vomiting and constipation. The most common (≥20%) adverse reactions in patients with follicular lymphoma are fatigue, upper respiratory tract infection, musculoskeletal pain, nausea and abdominal pain.

View the U.S. Full Prescribing Information here: Epizyme.com.

About EZM0414

EZM0414 is a potent selective, oral, small molecule, investigational drug agent that inhibits the histone methyltransferase, SETD2, which plays a role in oncogenesis. SETD2 methylates histone as well as non-histone proteins, and this activity is involved in several key biological processes including transcriptional regulation, RNA splicing, and DNA damage repair. Based on the preclinical data on SETD2 inhibition by EZM0414 in multiple settings, including high risk t(4;14) multiple myeloma (MM) and in other B-cell malignancies such as diffuse large B-cell lymphoma (DLBCL), the Company is conducting SET-101, a Phase 1/1b study of EZM0414, for the treatment of adult patients with relapsed or refractory MM and DLBCL.

About Epizyme, Inc.

Epizyme, Inc. is a fully integrated, commercial-stage biopharmaceutical company committed to its mission of rewriting treatment for cancer through novel epigenetic medicines. The Company is focused on creating medicines that are targeted at specific causes of diseases, that are orally administered, tolerable, easy to take and based on a deep understanding of the patients that may benefit from them. The Company aspires to change the standard-of-care for patients and physicians by developing medicines with fundamentally new mechanisms of action. For more information, visit www.epizyme.com.

Cautionary Note on Forward-Looking Statements

Any statements in this press release about future expectations, plans and prospects for Epizyme, Inc. and other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: the occurrence of any event, change or other circumstance that could give rise to the termination of the Agreement and Plan of Merger with Ipsen Pharma SAS, a French société par actions simplifiée (the “Parent”) and

Hibernia Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Ipsen Biopharmaceuticals, Inc., a Delaware corporation and wholly owned subsidiary of the Parent dated June 27, 2022, pursuant to which Epizyme expects to become a wholly owned subsidiary of the Parent; whether commercial sales of TAZVERIK for epithelioid sarcoma and follicular lymphoma in the approved indications will be successful or will increase to the levels anticipated or at all; whether the prioritization of the company’s development activities and cost reductions will achieve the company’s objectives or forecasted cost savings; whether tazemetostat will receive marketing approval for epithelioid sarcoma or follicular lymphoma in other jurisdictions, full approval in the United States or approval in any other indication; uncertainties inherent in the initiation of future clinical studies and in the availability and timing of data from ongoing clinical studies; whether results from preclinical studies, such as the preclinical data referenced in this release with respect to EZM0414, or earlier clinical studies of the company’s product candidates will be predictive of the results of future trials, such as the ongoing confirmatory trials of TAZVERIK; whether results from clinical studies will warrant meetings with regulatory authorities, submissions for regulatory approval or review by governmental authorities under the accelerated approval process; whether the company will receive regulatory approvals, including accelerated approval, to conduct trials or to market products; whether the company’s collaborations and licensing agreements with third parties will be successful; uncertainties as to the impact of the COVID-19 pandemic on the company’s business, results of operations and financial condition; whether the company’s cash resources will be sufficient to fund the company’s foreseeable and unforeseeable operating expenses and capital expenditure requirements; other matters that could affect the availability or commercial success of tazemetostat; and other factors discussed in the “Risk Factors” section of the company’s most recent Form 10-K and Form 10-Q filed with the SEC and in the company’s other filings from time to time with the SEC. In addition, the forward-looking statements included in this press release represent the company’s views as of the date hereof and should not be relied upon as representing the company’s views as of any date subsequent to the date hereof. The company anticipates that subsequent events and developments will cause the company’s views to change. However, while the company may elect to update these forward-looking statements at some point in the future, the company specifically disclaims any obligation to do so.

TAZVERIK® is a registered trademark of Epizyme, Inc.

R2: Revlimid (lenalidomide) + Rituximab. Revlimid is a registered trademark of Celgene Corporation, a Bristol Myers Squibb company.

Media and Investors:

Erin Graves

egraves@epizyme.com

(617) 500-0615

EPIZYME, INC.

CONSOLIDATED BALANCE SHEET DATA (UNAUDITED)

(Amounts in thousands)

	June 30, 2022	December 31, 2021
Consolidated Balance Sheet Data:
Cash and cash equivalents	$71,066	$98,336
Marketable securities	73,346	78,454
Intangible assets, net	40,772	42,849
Total assets	264,159	289,000
Total current liabilities	34,954	45,196
Deferred revenue	455	11,950
Related party long-term debt, net of debt discount	216,885	216,461
Related party liability related to sale of future royalties, net of current portion	16,020	15,654
Total stockholders’ equity (deficit)	(20,281)	(20,688)

EPIZYME, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(Amounts in thousands except per share data)

	Three Months Ended June 30		Six Months Ended June 30
	2022	2021	2022	2021
Revenues
Product revenue, net	$11,040	$7,984	$19,696	$14,175
Collaboration and other revenue	16,488	5,026	16,528	6,466

Total revenue	27,528	13,010	36,224	20,641

Operating expenses
Cost of revenue	5,169	2,492	7,808	5,346
Research and development	28,054	34,858	57,834	67,561
Selling, general and administrative	24,111	33,891	51,315	70,303

Total operating expenses	57,334	71,241	116,957	143,210

Operating loss	(29,806)	(58,231)	(80,733)	(122,569)
Other income, net:
Interest (expense) income, net	(5,392)	(5,581)	(10,871)	(11,057)
Other (expense) income, net	(166)	(54)	(214)	(44)
Change in fair value of warrants to purchase common stock	—	—	1,350	—
Related party non-cash interest expense related to sale of future royalties	(380)	(497)	(750)	(967)

Other (expense) income, net:	(5,938)	(6,132)	(10,485)	(12,068)

Loss before income taxes	(35,744)	(64,363)	(91,218)	(134,637)
Income tax provision	—	—	(31)	—

Net loss	$(35,744)	$(64,363)	$(91,249)	$(134,637)

Net loss per share attributable to common stockholders - basic and diluted	$(0.21)	$(0.63)	$(0.59)	$(1.32)
Weighted-average common shares outstanding used in net loss per share attributable to common stockholders - basic and diluted	166,990	102,053	155,658	101,922

EPIZYME, INC.

Reconciliation of Selected GAAP Measures to Non-GAAP Measures (UNAUDITED)

(Amounts in thousands)

	Three Months Ended June 30		Six Months Ended June 30
	2022	2021	2022	2021
Reconciliation of GAAP to Non-GAAP Cost of Revenue
GAAP Cost of Revenue	$5,169	$2,492	$7,808	$5,346
Less: Depreciation and Amortization	(1,038)	(1,038)	(2,077)	(2,077)

Non-GAAP Adjusted Cost of Revenue	$4,131	$1,454	$5,731	$3,269

Reconciliation of GAAP to Non-GAAP Research and Development
GAAP Research and Development	$28,054	$34,858	$57,834	$67,561
Less: Stock-Based Compensation Expenses	(1,417)	(2,023)	(3,209)	(4,253)
Less: Depreciation and Amortization	(135)	(156)	(282)	(299)

Non-GAAP Adjusted Research and Development	$26,502	$32,679	$54,343	$63,009

Reconciliation of GAAP to Non-GAAP Selling, General and Administrative:
GAAP Selling, General and Administrative	$24,111	$33,891	$51,315	$70,303
Less: Stock-Based Compensation Expenses	(3,034)	(4,695)	(6,531)	(9,480)
Less: Depreciation and Amortization	(108)	(118)	(221)	(219)

Non-GAAP Adjusted Selling, General and Administrative	$20,969	$29,078	$44,563	$60,604

Reconciliation of GAAP to Non-GAAP Operating Expenses
GAAP Operating Expenses	$57,334	$71,241	$116,957	$143,210
Less: Stock-Based Compensation Expenses	(4,451)	(6,718)	(9,740)	(13,733)
Less: Depreciation and Amortization	(1,281)	(1,312)	(2,580)	(2,595)

Non-GAAP Adjusted Operating Expenses	$51,602	$63,211	$104,637	$126,882